UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      October 31, 2008

SALTON, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
0-19557	36-3777824
(Commission File Number)	(I.R.S. Employer Identification No.)

3633 Flamingo Road Miramar, Florida	33027
(Address of principal executive offices)	(Zip Code)

(954) 883-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 31, 2008, Applica Water Products LLC, a Delaware limited liability company (“Applica”) and a wholly-owned subsidiary of Salton, Inc., a Delaware corporation (the "Company"), entered into a definitive Merger Implementation Agreement (the "Merger Implementation Agreement") with Island Sky Australia Limited, an Australian public corporation ("Island Sky"). Under the Merger Implementation Agreement, Island Sky will propose a scheme of arrangement for Applica to acquire all outstanding shares of Island Sky’s minority shareholders for AUD0.45 (approximately US$0.297) per share in cash (the “Transaction”).

Island Sky’s minority shareholders will be those shareholders as at the scheme record date, excluding Applica and its affiliates and certain existing executive shareholders who will also continue their employment arrangements with Island Sky. The scheme of arrangement would also exclude certain shareholders who it is proposed will enter into separate arrangements under which they will have issued to them shares of the Company’s common stock as part of their consideration for the sale of their shares in Island Sky. These separate arrangements, when documented, will be subject to implementation of the scheme of arrangement.

The scheme of arrangement is subject to approval by the shareholders of Island Sky and by the Australian Federal Court. It is also subject to certain termination events and customary conditions precedent. The Transaction is expected to close in the first quarter of 2009 and, in any event, will close following the consummation of the previously announced short-form merger between Grill Acquisition Corporation, a Delaware corporation (“Grill Acquisition”) and the Company pursuant to Section 253 of the Delaware General Corporation Law as contemplated under the Schedule 13E-3 filed by Grill Acquisition and other filing persons with the Securities and Exchange Commission on September 30, 2009.

Further details regarding the scheme of arrangement will be sent to shareholders of Island Sky in a scheme booklet expected to be distributed to such shareholders before the end of the year. It is proposed that Island Sky’s shareholders will vote on the scheme in early 2009 following which, and subject to court approval, it will be implemented.

The Transaction is part of a broader strategy by the Company to acquire or invest in complementary or competitive businesses, products or technologies related to the Company’s water businesses. Due to recent investments, and future plans for investments in the Company’s water businesses, including the Transaction, the Company believes that its sales and earnings for the 2009 calendar year could experience a material increase. Despite the possibility of unforeseen operating difficulties and expenditures that may arise in integrating acquired assets into the Company’s operations and although there is significant execution risk inherent to the Company’s plans to build out its water businesses that could result in the Company incurring material losses and even a write down of its investments, the Company believes that, should its plans for its water businesses be attained, the Company's net income could increase by US$12 million to US$30 million in calendar year 2009.

Forward-Looking Statements

This document includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as "expect,' "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements include, without limitation, expectations with respect to the synergies, efficiencies, overhead savings, costs and charges and anticipated financial impacts, including, without limitation, the potential future operating results attributable to the Company’s water businesses, of the Transaction; the satisfaction of the closing conditions to the Transaction; and the timing of the completion of the Transaction. There is no guarantee that the Transaction will contribute positively to the Company’s earnings.  Anticipated synergies may not materialize, cost savings may be less than expected, sales of products may not meet expectations, and acquired businesses may carry unexpected liabilities. An investor should carefully consider these risk factors, together with the other risk factors and  information contained in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2008, in evaluating the Company and its businesses before making an investment decision regarding its securities.

Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, our actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Investors are cautioned not to place undue reliance on forward-looking statements.  The Company undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the filing of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALTON, INC.
Date: October 31, 2008	By:	/s/ Lisa R. Carstarphen
Name: Lisa R. Carstarphen Title: Vice President, General Counsel and Corporate Secretary